Exhibit 10(iii)

STATE OF NORTH CAROLINA	AMENDMENT TO
EMPLOYMENT AGREEMENT
COUNTY OF MECKLENBURG

THIS AMENDMENT, made and entered into effective the 1st day of September 2002, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation (hereinafter referred to as the “Company”); and R. David Alexander, Jr. (hereinafter referred to as the “Employee”);

W I T N E S S E T H:

WHEREAS, the Company and the Employee entered into an Employment Agreement dated August 25, 2000, as amended by Amendment to Employment Agreement effective September 2, 2001, (hereinafter referred to as the “Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

1.                    Section 1.04 of the Agreement is amended by adding “Utah” to the list of states constituting the “Present Territory.”

2.                    Section 2 of the Agreement is deleted and the following is substituted in lieu thereof:

“2.     Employment.  The Employee shall be employed by the Company and any Affiliate in the capacity provided for in Paragraph 3 for the period commencing September 1, 2002, (the “Commencement Date”), and ending on August 30, 2003, or upon the termination of this Agreement as provided in Paragraph 6.”

3.                    The first paragraph of Section 5.01 of the Agreement is deleted and the following paragraph is substituted in lieu thereof:

“5.01           In consideration of the services to be rendered by the Employee pursuant to this Agreement, the Company shall pay, or cause to be paid, to the Employee a weekly base salary from September 1, 2002, to August 30, 2003, of $6,730.77 ($350,000.00 per annum).”

4.                    Subparagraphs (a) and (b) of Section 5.02 of the Agreement are deleted and the following subparagraphs are substituted in lieu thereof:

“5.02.          In addition, the Employee shall be entitled to:

      (a)  Participate in the Company’s Target Bonus Plan, as it may be amended or modified in any respect, including achievement of established goals, as Executive Vice President and Chief Operating Officer for the fiscal year commencing September 1, 2002.  The Target Bonus Plan generally will give the Employee the opportunity to earn a bonus of up to fifty (50%) percent of the Employee’s base salary actually received for services on and after September 1, 2002, through August 30, 2003, for the fiscal year ending August 30, 2003, subject to the Company’s achievement of certain financial goals to be established, the Employee’s performance, and all terms and conditions of the Target Bonus Plan as in effect for such fiscal year; provided that the amount of bonus paid may not be increased by the annual individual performance rating of the Employee by the Chairman of the Board or President.  The Employee acknowledges that he has received a copy of the form of the Target Bonus Plan and Bonus Conditions and is familiar with the terms and conditions thereof.  Nothing contained herein shall limit the Company’s right to alter, amend or terminate the Target Bonus Plan at any time for any reason.  The Employee further acknowledges that, as provided in the Target Bonus Plan, in the event the Employee is not employed by the Company, for whatever reason, at the time the bonus for the fiscal year is actually paid to participants in the Target Bonus Plan following the end of the fiscal year, the Employee will not be entitled to receive the bonus.

                                          (b)  Take twenty days (exclusive of Saturdays, Sundays and paid Company holidays) of vacation during the twelve month period commencing September 1, 2002.  Vacation time will accrue ratably during the course of said period and cannot be accumulated from year to year, except that up to five days of vacation not taken in said twelve month period may be carried over to the next twelve month period.”

                                                                   5.       The second paragraph of Section 6.02 of the Agreement is deleted and the following paragraph is substituted in lieu thereof:

              “In the event this Agreement is not terminated by the Company or the Employee for any reason prior to August 30, 2003, and the Company and the Employee do not agree in writing before August 30, 2003, to extend the term of this Agreement beyond August 30, 2003, or to enter into a new agreement to extend the employment relationship beyond August 30, 2003, this Agreement shall terminate automatically on August 30, 2003, which shall be the Termination Date, and the Company shall pay to the Employee sixty (60) days of the base salary set forth in Section 5.01 (which shall constitute payment in full of the compensation due to the Employee hereunder).  Any such payments shall be made in two (2) equal monthly installments with the first installment due and payable not later than thirty (30) days after the Termination Date.”

6.                    All other terms and provisions of the Agreement shall remain in full force and effect.

                      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

FAMILY DOLLAR STORES, INC
Attest:
	By	/s/ Howard R. Levine
President
/s/ George R. Mahoney, Jr.
Secretary

(Corporate Seal)

		/s/ R. David Alexander, Jr.	(SEAL)
R. David Alexander, Jr.

Witness:

/s/ Vivian M. Barbee